Exhibit 5.4

August 6, 2014	File No. A131903

Westmoreland Coal Company

9540 South Maroon Circle, Suite 22

Englewood, Colorado 80112

Holland & Hart LLP

555 – 17th Street, Suite 3200

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel in the province of Alberta to Westmoreland Canada Holdings Inc. (“WCHC”), Westmoreland Prairie Resources Inc. (“WPRI”), Prairie Mines & Royalty ULC (“PMRL ULC”) and Coal Valley Resources Inc. (“CVRI”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-4 filed by the Company with the Commission on August 6, 2014 (the “Registration Statement”), relating to the registration of the offer (the “Exchange Offer”) by the Company and Westmoreland Partners, a Virginia partnership and an indirect wholly owned subsidiary of the Company (the “Partnership” and together with the Company, the “Co-Issuers”), to exchange up to $425,000,000 aggregate principal amount of the Co-Issuers’ 10.75% Senior Secured Notes due 2018 registered under the Securities Act (the “New Notes”) for the Co-Issuers’ existing 10.75% Senior Secured Notes due 2018 (the “Old Notes”). For the purpose of this opinion, WCHL, WPRI, PMRL ULC and CVRI shall be collectively referred to as the “Alberta Subsidiaries”.

The Old Notes are, and the New Notes will be, governed by an indenture among the Co-Issuers, the guarantors that are parties thereto, including the Alberta Subsidiaries and Wells Fargo Bank, National Association, as trustee and note collateral agent (the “Collateral Agent”), dated as of February 4, 2011 (as amended and supplemented, the “Indenture”), by (i) the first supplemental indenture, dated as of January 31, 2012; (ii) the second supplemental indenture, dated as of February 3, 2014; (iii) the third supplemental indenture, dated as of April 28, 2014; (iv) the fourth supplemental indenture, dated as of April 28, 2014 (the “Fourth Supplemental Indenture”), and (v) the fifth supplemental indenture, dated as of July 31, 2014.

Pursuant to the Fourth Supplemental Indenture, the Alberta Subsidiaries have joined the Indenture as guarantors and have each delivered a note guarantee (the “Note Guarantees”) whereby they agreed on a joint and several basis with all the existing guarantors under the Indenture to fully, unconditionally and irrevocably guarantee the Guarantee Obligations (as defined in the Indenture) pursuant to Article XI of the Indenture.

Holders (including subsequent transferees) of the Old Notes have the registration rights set forth in the registration rights agreement among the Co-Issuers, the guarantors that are parties thereto

(including the Alberta Subsidiaries) and the initial purchasers of the Old Notes (the “Registration Rights Agreement”), for so long as such Old Notes constitute “Transfer Restricted Securities” (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, the Co-issuers and the guarantors that are parties thereto (including the Alberta Subsidiaries) agreed to file with the Securities and Exchange Commission under the circumstances set forth therein, a registration statement under the Securities Act of 1933, as amended relating to the 10.750% senior secured notes due 2018 (the “Exchange Notes”) to be offered in exchange for the New Notes and the Note Guarantees shall continue to attach to the Exchange Notes (the “Exchange Guarantees”).

EXAMINATION OF DOCUMENTS

In giving the opinions expressed below we have, in our capacity as counsel to the Alberta Subsidiaries, participated in the preparation of and have examined copies of the following documents:

(a)	the executed Indenture;

(b)	the executed Registration Rights Agreement; and

(c)	the executed Note Guarantees,

collectively referred to as the “Transaction Documents”.

For the purposes of the opinions expressed below, we have considered the questions of law, made the investigations, and examined originals or copies, certified or otherwise identified to our satisfaction, of the certificates of public officials and other certificates, documents and records, that we considered necessary or relevant, including:

(a)	the articles and by-laws of the Alberta Subsidiaries (collectively, the “Constating Documents”);

(b)	resolutions of the board of directors of each of the Alberta Subsidiaries, authorizing the Transaction Documents and the transactions contemplated thereunder;

(c)	certificates of status in respect of each of the Alberta Subsidiaries under the Business Corporations Act (Alberta) (the “ABCA”) dated on August 1, 2014 (the “Certificates of Status”); and

(d)	as to certain matters of fact relevant to the opinions expressed below, certificates of an officer of each of the Alberta Subsidiaries dated April 28, 2014 and August 6, 2014 (the “Officers’ Certificates”).

We have not reviewed the minute books or, except as described above, any other corporate records of the Alberta Subsidiaries.

ASSUMPTIONS AND RELIANCES

We have relied exclusively upon the certificates, documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this opinion.

For the purposes of the opinions expressed below, we have assumed, without independent investigation or inquiry, that:

(a)	with respect to all documents examined by us, the signatures are genuine, the individuals signing those documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and certified, conformed or photocopied copies, or copies transmitted electronically or by facsimile, conform to the authentic original documents;

(b)	the indices and records in all filing systems maintained in all public offices where we have searched or inquired or have caused searches or inquiries to be conducted are accurate and current, and all certificates and information issued or provided under those searches or inquiries are and remain accurate and complete;

(c)	the facts certified in each of the Officer’s Certificates are accurate as of the date given and continue to be accurate as of the date of this letter; and

(d)	none of the Transaction Documents has been modified in any manner, whether by written or oral agreement or by conduct of the parties to them or otherwise.

In expressing the opinion in paragraph 1 with respect to the incorporation and existence of the Alberta Subsidiaries, we have relied exclusively upon the Certificates of Status.

LAWS ADDRESSED

The opinions expressed in this opinion letter are limited to the laws of the province of Alberta and the federal laws of Canada applicable in that province.

OPINIONS

Based upon the foregoing and subject to the qualifications and limitations stated in this opinion letter we are of the opinion that:

1.	Each Alberta Subsidiary is incorporated or amalgamated, as the case may be, under the ABCA and is a valid and subsisting corporation under the ABCA.

2.	Each Alberta Subsidiary has taken all necessary corporate action to authorize the execution and delivery by it of each of the Transaction Documents to which it is a party and the performance of its obligations under those Transaction Documents.

3.	Each Alberta Subsidiary, as a matter of corporate law, has duly executed each of the Transaction Documents to which it is a party in accordance with the corporate laws of Alberta and has duly delivered each of those Transaction Documents.

4.	Each of the Alberta Subsidiaries has all necessary corporate power, authority and capacity to create the obligations under the Transaction Documents to which it is a party and to perform all such obligations.

5.	Each of the Alberta Subsidiaries has taken all necessary corporate action to authorize the Exchange Guarantees to which it is a party pursuant to the Registration Rights Agreement, and the performance of its obligations under those Exchange Guarantees.

RELIANCE

The opinions set out in this opinion letter speak only as of the date of this opinion, and by giving them we do not undertake to advise the addressees or otherwise update or supplement this opinion letter to reflect any facts or circumstances or any changes in laws which may occur after the date of this opinion.

This opinion is solely for the benefit of its addressees in connection with the filing of the Registration Statement with the Securities and Exchange Commission (the “SEC”) on or about August 6, 2014. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the SEC thereunder.

Yours truly,

/s/ Gowling Lafleur Henderson LLP